UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

SHORETEL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 3, 2008

To Our Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of ShoreTel, Inc. to be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California, 94085, on Tuesday, November 18, 2008 at 4:00 p.m., Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of ShoreTel by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

/s/ JOHN W. COMBS
John W. Combs
Chairman, President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 18, 2008: THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT http://ir.shoretel.com

SHORETEL, INC.

960 Stewart Drive

Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of ShoreTel, Inc. will be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California 94085, on Tuesday, November 18, 2008, at 4:00 p.m., Pacific Time, for the following purposes:

1. To elect two Class II directors of ShoreTel, Inc., each to serve until the 2011 annual meeting of stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal. ShoreTel’s Board of Directors intends to present the following nominees for election as Class II directors:

Edwin J. Basart	Kenneth D. Denman

2. Reapproval of the Internal Revenue Code Section 162(m) limits of our 2007 Equity Incentive Plan to preserve our ability to receive corporate income tax deductions that may become available pursuant to Section 162(m).

3. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of ShoreTel, Inc. for the fiscal year ending June 30, 2009.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on September 25, 2008 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ JOHN W. COMBS
John W. Combs
Chairman, President and Chief Executive Officer

Sunnyvale, California

October 3, 2008

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

SHORETEL, INC.

960 Stewart Drive

Sunnyvale, California 94085

PROXY STATEMENT

October 3, 2008

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of ShoreTel, Inc., a Delaware corporation (“ShoreTel”), for use at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California 94085, on Tuesday, November 18, 2008, at 4:00 p.m., Pacific Time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about October 3, 2008. An annual report for the fiscal year ended June 30, 2008 is enclosed with this Proxy Statement.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on September 25, 2008, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on September 25, 2008, we had 43,417,431 shares of common stock outstanding and entitled to vote. Holders of ShoreTel common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business.

For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the two nominees receiving the highest number of “for” votes will be elected. To be approved, Proposal No. 2 requires the affirmative vote of the majority of shares of common stock entitled to vote and present in person or represented by proxy at the Annual Meeting and who vote for or against the proposal. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal, and will have no effect with regard to Proposal No. 2, as abstentions are not counted as a vote for or against.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as Proposal No. 1 to be voted on at the Annual Meeting. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the Annual Meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. However, where a proposal is not “routine,” such as the reapproval of the Section 162(m) limits of our 2007 Equity Incentive Plan, a broker who has received no instructions from its client generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal and therefore, would not be taken into account in determining the outcome of the non-routine proposal.

Voting of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of ShoreTel for use at the Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. However, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of the Class II directors, as a vote “for” election to Class II of the Board of all nominees presented by the Board. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting provided a quorum is present.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by ShoreTel. Following the original mailing of the proxies and other soliciting materials, ShoreTel and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, ShoreTel will request that brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to ShoreTel stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Computershare, ShoreTel’s transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

ShoreTel’s Board of Directors is presently comprised of seven members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting. Mark F. Bregman, John W. Combs and Edward F. Thompson have been designated as Class I directors, Edwin J. Basart and Kenneth D. Denman have been designated as Class II directors, and Gary D. Daichendt and Charles D. Kissner have been designated as Class III directors. Mr. Combs serves as Chairman of the Board and Mr. Kissner serves as lead independent director.

The Class II directors will stand for reelection or election at this Annual Meeting, the Class III directors will stand for reelection or election at the 2009 annual meeting of stockholders and the Class I directors will stand for reelection or election at the 2010 annual meeting of stockholders. Unless otherwise provided by law, any vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director. Any director so elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until his or her earlier death, resignation or removal.

Each of the nominees for election to Class II is currently a director of ShoreTel. If elected at the Annual Meeting, each of the nominees would serve until the 2011 annual meeting of stockholders and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by an executed proxy will be voted “for” the election of the two nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as the present Board may determine. ShoreTel is not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

The names of the nominees for election as Class II directors at the Annual Meeting and of the incumbent Class I and Class III directors, and certain information about them, including their ages as of September 30, 2008, are included below.

Name	Age	Principal Occupation	Director Since
Nominee for election as Class II director with term expiring in 2011:
Edwin J. Basart	59	Chief Technology Officer and Director	1996
Kenneth D. Denman(1)(2)	50	Chairman, President and Chief Executive Officer of iPass, Inc.	2007
Incumbent Class III director with term expiring in 2009:
Gary J. Daichendt(2)(3)	57	Private investor, Managing member of TheoryR Properties LLC	2007
Charles D. Kissner*(1)(3)	61	Chairman of Harris Stratex Networks, Inc.	2006
Incumbent Class I director with term expiring in 2010:
Mark F. Bregman(2)(3)	51	Executive Vice President and Chief Technology Officer of Symantec Corporation	2007
John W. Combs	61	Chairman, President and Chief Executive Officer	2004
Edward F. Thompson(1)	70	Director	2006

*	Lead independent director.

(1)	Member of our Audit Committee.

(2)	Member of our Compensation Committee.

(3)	Member of our Corporate Governance and Nominating Committee.

John W. Combs has served as our President and Chief Executive Officer and as a director since July 2004 and as our Chairman since February 2007. From July 2002 to May 2004, Mr. Combs served as Chairman and Chief Executive Officer of Littlefeet Inc., a wireless infrastructure supplier. From September 1999 to July 2002, Mr. Combs served as Chief Executive Officer of InternetConnect Inc., a broadband networking solutions provider. Mr. Combs has also held senior management positions at Nextel Communications, Inc., a wireless digital communications system provider, L.A. Cellular, a wireless network operator, Mitel Inc., a manufacturer of private branch exchanges and Fujitsu Business Communication Systems, Inc., a provider of telecommunications products. Mr. Combs holds a B.S. in engineering from California Polytechnic State University, San Luis Obispo.

Edwin J. Basart co-founded ShoreTel in 1996 and has served as our Chief Technology Officer and as a director since inception. Prior to co-founding ShoreTel, Mr. Basart co-founded Network Computing Devices,

Inc., a provider of thin client computing hardware and software, where he served as Vice President of Engineering, and Ridge Computers, Inc. where he served as Vice President of Software. Mr. Basart began his career as a software engineer at Hewlett Packard. Mr. Basart holds a B.S. in English from Iowa State University and an M.S. in electrical engineering from Stanford University.

Mark F. Bregman has served as a director of ShoreTel since May 2007. Dr. Bregman has served as Executive Vice President and Chief Technology Officer of Symantec Corporation, an infrastructure software company, since it acquired VERITAS Software Corporation, a provider of software and services to enable storage and backup, in July 2005. Prior to the acquisition of VERITAS Software, Dr. Bregman served as that company’s Executive Vice President, Chief Technology Officer and acting manager of the Application and Service Management Group from September 2004 to July 2005, and as its Executive Vice President, Product Operations from February 2002 to September 2004. From August 2000 to October 2001, Dr. Bregman served as the Chief Executive Officer of AirMedia, Inc., a wireless Internet company. Prior to joining AirMedia, Dr. Bregman served a 16-year career with International Business Machines Corporation, most recently as general manager of IBM’s RS/6000 and pervasive computing divisions from 1995 to August 2000. Dr. Bregman holds a B.S. in physics from Harvard College and a Ph.D. in physics from Columbia University.

Gary J. Daichendt has served as a director of ShoreTel since April 2007. Mr. Daichendt has been principally occupied as a private investor since June 2005 and has been a managing member of TheoryR Properties LLC, a commercial real estate firm, since October 2002. He served as President and Chief Operating Officer of Nortel Networks Corporation, a supplier of communication equipment, from March 2005 to June 2005. Prior to joining Nortel Networks, from 1994 until his retirement in December 2000, Mr. Daichendt served in a number of positions at Cisco Systems, Inc., a manufacturer of communications and information technology networking products, including most recently as Executive Vice President, Worldwide Operations from August 1998 to December 2000, and as Senior Vice President, Worldwide Operations from September 1996 to August 1998. Mr. Daichendt is a member of the Board of Directors of NCR Corporation. Mr. Daichendt holds a B.A. in mathematics from Youngstown State University and M.S. in mathematics from The Ohio State University.

Kenneth D. Denman has served as a director of ShoreTel since May 2007. Mr. Denman has served as Chairman of iPass, Inc. a platform-based enterprise mobility services company since January 2003, as director since December 2001 and as President and Chief Executive Officer since October 2001. From January 2000 to March 2001, Mr. Denman served as President and Chief Executive Officer of AuraServ Communications Inc., a managed service provider of broadband voice and data applications. From August 1998 to May 2000, Mr. Denman served as Senior Vice President, National Markets Group of MediaOne, Inc., a broadband cable and communications company. From June 1996 to August 1998, Mr. Denman served as Chief Operating Officer, Wireless, at MediaOne International, a broadband and wireless company. Mr. Denman also serves on the board of Openwave Systems, Inc., a provider of open standards software products and services for the telecommunications industry. Mr. Denman holds a B.S. in accounting from Central Washington University and an M.B.A. in finance and international business from the University of Washington. Mr. Denman is a member of the Advisory Board at the University of Washington’s Michael G. Foster School of Business.

Charles D. Kissner has served as our lead independent director since April 2007 and as a director of ShoreTel since April 2006. Mr. Kissner is Chairman of Harris Stratex Networks, Inc., formerly Stratex Networks, a provider of wireless transmission systems. He previously served as Chairman of Stratex Networks from July 1995 to January 2007 and as its President and Chief Executive Officer from July 1995 to May 2000 as well as from October 2001 to May 2006. Prior to joining Stratex Networks, Mr. Kissner served as Vice President and General Manager of M/A-Com, Inc., a manufacturer of radio and microwave communications products, as Executive Vice President of Fujitsu Network Switching of America, Inc., a telecommunications switch manufacturer, and as President and Chief Executive Officer of Aristacom International, Inc., a provider of computer/telephony integration solutions. Mr. Kissner also previously held several executive positions at AT&T for over thirteen years. He also serves on the Board of Directors of SonicWALL, Inc., a provider of Internet security products. Mr. Kissner is a member of the Advisory Board of Santa Clara University’s Leavey School of Business and holds a B.S. in industrial management and engineering from California State Polytechnic University and an M.B.A. from Santa Clara University.

Edward F. Thompson has served as a director of ShoreTel since January 2006. Mr. Thompson has served as a senior advisor to Fujitsu Limited and as a director of several Fujitsu subsidiaries or portfolio companies since 1995. From 1976 to 1994, Mr. Thompson held a series of management positions with Amdahl Corporation including Chief Financial Officer and Secretary from August 1983 to June 1994, and Chief Executive Officer of Amdahl Capital Corporation from October 1985 to June 1994. Mr. Thompson is a member of the Board of Directors of Harris Stratex Networks, Inc. (formerly Stratex Networks) and SonicWALL Inc., and also serves as Audit Committee chair of those companies. He is also a member of the Advisory Board of Santa Clara University’s Leavey School of Business. Mr. Thompson holds a B.S. in aeronautical engineering from the University of Illinois, and an M.B.A. with an emphasis in operations research from Santa Clara University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION

OF EACH NOMINATED DIRECTOR

Membership and Meetings of Board of Directors and Board Committees

Board of Directors.

The rules of the NASDAQ Stock Market require that a majority of the members of our Board of Directors be independent. Our Board of Directors has adopted the definitions, standards and exceptions to the standards for evaluating director independence provided in the NASDAQ Stock Market rules, and determined that Mark F. Bregman, Gary J. Daichendt, Kenneth D. Denman, Charles D. Kissner and Edward F. Thompson are “independent directors” as defined under the rules of the NASDAQ Stock Market.

During fiscal year 2008, the Board met formally nine times and acted by written consent two times. None of the directors attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which such director served. In addition, the independent outside directors met five times during fiscal year 2008.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board. Each of these committees has adopted a written charter. Current copies of these charters are available under the heading “Corporate Governance” in the investor relations section of our website at www.shoretel.com.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

•	evaluates the qualifications, independence and performance of our independent registered public accounting firm;

•	determines the engagement of our independent registered public accounting firm and reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•	reviews our critical accounting policies and estimates; and

•	annually reviews the Audit Committee charter and the committee’s performance.

Our Audit Committee consists of Edward F. Thompson, who is the chair of the committee, and Kenneth D. Denman and Charles D. Kissner. Each of these individuals meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. Each of Messrs. Denman, Kissner and Thompson is an independent director as defined under the applicable regulations of the SEC and under the applicable rules of the NASDAQ Stock Market. Our board has determined that each of Messrs. Denman, Kissner and Thompson is an Audit Committee financial expert as defined under the applicable rules of the SEC and therefore has the requisite financial sophistication required under the applicable rules and regulations of the NASDAQ Stock Market. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ Stock Market. During fiscal year 2008, the Audit Committee met thirteen times.

Compensation Committee

Our Compensation Committee reviews and recommends policy relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and sets the compensation of these officers based on such evaluations. The Compensation Committee also administers the issuance of equity under our equity award plans. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter. Our Compensation Committee consists of Gary J. Daichendt, who is the chair of the committee, and Kenneth D. Denman and Mark F. Bregman. Thomas van Overbeek, a former member of our Board of Directors, served on the Committee until May 2008, when Mr. Bregman was appointed to the Committee. Each of Messrs. Daichendt, Denman and Bregman is an independent director as defined under the applicable rules and regulations of the NASDAQ Stock Market and is an outside director under the applicable rules and regulations of the Internal Revenue Service. During fiscal year 2008, the Compensation Committee met nine times.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee makes recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the Board of Directors and its committees. In addition, the Corporate Governance and Nominating Committee oversees our corporate governance guidelines and reporting and makes recommendations to the Board of Directors concerning governance matters. Our Corporate Governance and Nominating Committee consists of Charles D. Kissner, who is the chair of the committee, Mark F. Bregman and Gary J. Daichendt. Each of Messrs. Bregman, Daichendt and Kissner is an independent director as defined under the applicable rules of the NASDAQ Stock Market. During fiscal year 2008, the Corporate Governance and Nominating Committee met five times.

Policy regarding Stockholder Nominations.    The Corporate Governance and Nominating Committee considers stockholder recommendations for director candidates. The Corporate Governance and Nominating Committee has established the following procedure for stockholders to submit director nominee recommendations:

•

If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to ShoreTel’s Corporate Secretary at ShoreTel’s principal executive offices, no later than the 120th calendar day before the date that ShoreTel last mailed its proxy statement to stockholders in connection with the previous year’s annual meeting.

•

Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by ShoreTel’s Corporate Secretary and as necessary to satisfy Securities Exchange Commission rules and ShoreTel’s Bylaws, together with a letter signed by the proposed candidate consenting to serve on the Board if nominated and elected.

•

The Corporate Governance and Nominating Committee considers nominees based on ShoreTel’s need to fill vacancies or to expand the Board, and also considers ShoreTel’s need to fill particular roles on the Board or committees thereof (e.g. independent director, Audit Committee financial expert, etc.).

•	The Corporate Governance and Nominating Committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has at any time during the last fiscal year ever been an officer or employee of our company or any of its subsidiaries, and none have had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the Board of Directors, or as a member of the Compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during our 2008 fiscal year.

PROPOSAL NO. 2 — REAPPROVAL OF THE SECTION 162(M) LIMITS OF THE 2007 EQUITY INCENTIVE PLAN

General

Our 2007 Equity Incentive Plan, or the Plan, was adopted by our Board of Directors and approved by our stockholders in February 2007. The Plan provides for: (i) the granting to our employees (including officers and employee directors), or employees of a parent or subsidiary of ours, of incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or IRC; and (ii) the granting to employees, officers, employee and non-employee directors, consultants and advisors of nonqualified stock options, or NQSOs, shares of restricted stock, restricted stock units and stock appreciation rights.

We believe that our future success and our ability to remain competitive are dependent on our continuing efforts to recruit, retain and motivate highly skilled management, sales, marketing and engineering personnel. Competition for these people in our industry is intense. Traditionally, a cornerstone of our method for attracting and retaining top caliber employees has been our equity-based compensation programs, including the grant of stock options and other equity awards under the Plan. Allowing employees to participate in owning shares of our common stock helps align the objectives of our stockholders and employees and is important in attracting, motivating and retaining the highly skilled personnel that are essential to our success.

Proposal

In August 2008, our Board of Directors directed us to submit the material terms of the Plan to our stockholders for reapproval of the share grant limitations for purposes of Section 162(m) of the IRC. The material terms of the Plan are described below under “Summary of the 2007 Equity Incentive Plan.” No changes are being proposed with regard to the terms of the Plan at this time.

We are asking our stockholders to approve the material terms of the Plan to preserve corporate income tax deductions that may become available to us pursuant to Section 162(m). We are asking the stockholders for this approval so that we may deduct for federal income tax purposes gains attributable to the exercise of options and the vesting of stock which when added to the compensation payable by us to certain executive officers in any single year exceeds $1.0 million. Compensation includes cash compensation, ordinary income arising from the exercise of NQSOs, restricted stock awards, restricted stock units and stock appreciation rights, and ordinary income arising from disqualifying dispositions of ISOs.

Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to certain executive officers to the extent that any of these persons receive more than $1.0 million in compensation in any single year. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, we may deduct it for federal income tax purposes even if it exceeds $1.0 million in a single year. Options, restricted stock units and stock appreciation rights granted under the Plan permit our Compensation Committee to design such awards to qualify as “performance-based” compensation within the meaning of Section 162(m). For these equity awards to continue to qualify as “performance-based” compensation under Section 162(m), our stockholders must approve the material terms of the Plan at the annual meeting. Gains from restricted stock awards generally will not be deductible.

We believe that we must retain the flexibility to respond to changes in the market for top executive officers and offer compensation packages that are competitive with those offered by others in our industry. In the event we are motivated by competitive forces to offer compensation in excess of $1.0 million to executive officers, our Board of Directors believes it would be in our best interests and those of our stockholders to be able to deduct such compensation for federal income tax purposes.

In order to comply with the stockholder approval requirements of Section 162(m), if stockholder approval of this proposal is not obtained, we will not make any further grants under the Plan to our Chief Executive Officer and our other named executive officers who are “covered employees” as defined in Section 162(m), or their successors, until such time, if any, as stockholder approval of a subsequent similar proposal is obtained.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” REAPPROVAL OF THE SECTION 162(M) LIMITS OF OUR 2007 EQUITY INCENTIVE PLAN.

Summary of the 2007 Equity Incentive Plan

Background.    The Plan serves as the successor equity compensation plan to our 1997 stock option plan. Our Board of Directors adopted the Plan and our stockholders approved the plan in February 2007. This plan became effective upon adoption and will terminate in February 2017. The Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards, stock appreciation rights, restricted stock units and stock bonuses.

Administration.    The Plan is administered by our Compensation Committee. This committee acts as the plan administrator and determines which individuals are eligible to receive awards under the Plan, the time or times when such awards are to be made, the number of shares subject to each such award, the status of any granted option as either an incentive stock option or a nonqualified stock option under United States federal tax laws, the vesting schedule applicable to an award and the maximum term for which any award is to remain outstanding (subject to the limits set forth in the Plan). The committee also determines the exercise price of options granted, the strike price for stock appreciation rights, the terms for issuance of restricted stock and restricted stock units. Unless the committee provides otherwise, the Plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Share Reserve.    We have reserved 7,136,449 shares of our common stock for issuance under the Plan. Additionally, the Plan provides for automatic increases in the number of shares available for issuance under it as follows:

•

on the first day of each January from 2008 through 2017, the number of shares of our common stock will be increased by 5% of the number of shares of our common stock issued and outstanding on the preceding December 31st; or

•	the number of shares of our common stock as determined by our Board of Directors.

As of September 15, 2008, 5,283,006 options to purchase shares of our common stock were outstanding under the Plan.

Equity Awards.    Our Plan permits us to grant the following types of awards:

Stock Options.    The Plan provides for the grant of incentive stock options (commonly referred to as ISOs), and nonqualified stock options (commonly referred to as NSOs), to employees, directors and consultants. ISOs may only be granted to employees. Options may be granted with terms determined by the Compensation Committee, provided that ISOs are subject to statutory limitations. The Compensation Committee determines the exercise price for a stock option, within the terms and conditions of the Plan and applicable law, provided that the exercise price of an ISO may not be less than 100% (or higher in the case of ISOs granted to certain types of recipients) of the fair market value of our common stock on the date of grant.

Options granted under the Plan will vest at the rate specified by the Compensation Committee and such vesting schedule will be set forth in the stock option agreement pursuant to which such stock option grant relates.

Generally, the Compensation Committee determines the term of stock options granted under the Plan, up to a term of ten years, except in the case of certain incentive stock options for which the term can be no more than five years.

After termination of an optionee, he or she may exercise his or her vested option for the period of time stated in the stock option agreement to which such option relates. Generally, if termination is due to death or disability, the vested option will remain exercisable for 12 months. In all other cases, the vested option will generally remain exercisable for three months. However, an option may not be exercised later than its expiration date. Notwithstanding the foregoing, if an optionee is terminated for cause (as defined in our Plan), then the optionee’s options shall expire on the optionee’s termination date or at such later time and on such conditions as determined by our Compensation Committee.

Restricted Stock.    A restricted stock award is an offer by us to sell shares of our common stock subject to restrictions that the committee may impose. These restrictions may be based on completion of a specified period of service with us or upon the completion of performance goals during a performance period (or a combination of the foregoing). The price of a restricted stock award will be determined by the Compensation Committee. Unless otherwise determined by the Compensation Committee at the time of award, vesting ceases on the date the participant no longer provides services to us and unvested shares are forfeited to us or subject to repurchase by us.

Stock Appreciation Rights.    Stock appreciation rights provide for a payment, or payments, in cash or shares of common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise over the stated exercise price. Stock appreciation rights may vest based on time or achievement of performance conditions (or a combination of the foregoing).

Restricted Stock Units.    Restricted stock units represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of such right due to termination of employment and/or failure to achieve specified performance conditions. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit agreement, we will deliver to the holder of the restricted stock unit whole shares of our common stock, cash or a combination of our common stock and cash.

Stock Bonuses.    Stock bonuses are granted as additional compensation for performance, and therefore, are not issued in exchange for cash.

Change of Control.    In the event of a liquidation, dissolution or change in control transaction, outstanding awards may be assumed or replaced by the successor company (if any). Outstanding awards that are not assumed or replaced by the successor company (if any) will expire on the consummation of the liquidation, dissolution or change in control transaction at such time and on such conditions as our Board of Directors determines (including, without limitation, full or partial vesting and exercisability of any or all outstanding awards issued under the Plan).

Transferability of Awards.    Generally, a participant may not transfer an award other than by will or the laws of descent and distribution unless, in the case of awards other than ISOs, the committee permits the transfer of an award to certain authorized transferees (as set forth in the Plan).

Eligibility.    The individuals eligible to participate in the Plan include our officers and other employees, our non-employee Board of Directors members and any consultants.

Payment for Purchase of Shares of our Common Stock.    Payment for shares of our common stock purchased pursuant to the Plan may be made by any of the following methods (provided such method is permitted in the applicable award agreement to which such shares relate): (i) cash (including by check), (ii) cancellation of indebtedness, (iii) surrender of shares, (iv) waiver of compensation due or accrued for services rendered; (v) through a “same day sale” program or through a “margin” commitment or (vi) by another other method approved by our Board of Directors.

Limit on Awards.    Under the Plan, during any calendar year, no participant will be eligible to receive more than 2,500,000 shares of our common stock.

Amendment and Termination.    Our Board of Directors may amend or terminate the Plan at any time. Notwithstanding the foregoing, neither the Board of Directors nor the committee shall, without stockholder approval, amend the plan in any manner that requires stockholder approval. In addition, no amendment that is detrimental to a plan participant may be made to an outstanding option without the consent of the affected participant.

U.S. Federal Income Tax Consequences

Incentive Stock Options.    An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. Long-term capital gains are grouped and netted by holding periods. Net capital gains tax on assets held for more than twelve months is currently capped at 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also our officer, director, or 10% stockholder. We are entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Nonqualified Stock Options.    An optionee does not recognize any taxable income at the time he or she is granted a NSO. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by our employee is subject to tax withholding by us. We are generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Restricted Stock Awards.    If the stock award is subject to vesting, then unless the participant elects to be taxed at the time of receipt of the award, the participant will not have taxable income upon the receipt of the award, but will recognize ordinary income equal to the fair market value of the shares or cash at the time of vesting. As the shares vest, the participant will recognize ordinary income equal to the difference between the fair market value of the shares at the date of vesting and the purchase price. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss. We are generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Restricted Stock Units.    A participant will not be taxable upon grant or upon vesting of a restricted stock unit. Instead, he or she will be taxed upon receipt of the shares or cash value of the shares at the time that the shares or cash is distributed to the participant. The participant may not make an election under Section 83(b) of the IRC with respect to any restricted stock unit.

Stock Appreciation Rights.    No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

The foregoing is only a summary of the effect of federal income taxation upon award recipients and us with respect to the grant and exercise of options, restricted stock units and stock appreciation rights, and the grant of stock awards under the Plan. Reference should be made to the applicable provisions of the IRC. In addition, the summary does not purport to be complete, and does not discuss the tax consequences of the Plan participant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the Plan participant may reside.

Plan Benefits

The future grant of options under the plan to:

•	our Chief Executive Officer;

•	our other named executive officers;

•	all current executive officers as a group; and

•	all current employees (excluding executive officers), as a group,

are not determinable in advance because these grants are subject to the discretion of the Compensation Committee. Each non-employee director who joins our Board of Directors will receive an initial option grant for 50,000 shares on the date such person first becomes a member of our Board of Directors. In February 2008, the Board of Directors granted non-employee directors the ability to elect to take fully-vested restricted stock in lieu of quarterly payment of cash retainers. The value of the restricted stock received is 120% of the cash retainer and is determined based on the closing value of our stock on the last trading day of each calendar quarter.

History of Grants Under the Plan

Our Chief Executive Officer, our other named executive officers, our current executive officers as a group, our current non-employee directors as a group and our current employees (excluding executive officers and directors) as a group have been granted awards under the Plan, over the life of the Plan, through September 15, 2008, as follows:

Name and Position	Number of Securities Underlying Awards
John W. Combs	150,000
President, Chief Executive Officer and Director

Michael E. Healy	424,999
Chief Financial Officer

Edwin J. Basart	149,999
Chief Technology Officer

Pedro Rump	149,999
Vice President, Engineering and Operations

Walter Weisner	80,000
Vice President, Global Support Services

Joseph A. Vitalone	139,999
Vice President, Sales
All current executive officers (7 persons)	1,384,997
All current non-employee directors (5 persons)	178,327
All current employees (excluding executive officers)	4,650,824

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending June 30, 2009, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

The following table presents information regarding the fees estimated and billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the years ended June 30, 2008 and 2007.

	For the Fiscal Year Ended June 30,
Nature of Services	2007	2008
Audit Fees	$2,052,025	$1,321,000
Audit-Related Fees	—	—
Tax Fees	94,850	86,500
All Other Fees	—	—

Total Fees	$2,146,875	1,407,500

Audit Fees.    Audit fees consist of fees for professional services for (i) the audit of our annual consolidated financial statements, (ii) the reviews of our quarterly financial statements, (iii) services rendered in connection with our Form S-1 in the fiscal year ended June 30, 2007, our proposed follow-on offering for which the Form S-1 was withdrawn on November 29, 2007, and Form S-8 filings, and (iv) comfort letters, consents and other matters related to Securities and Exchange Commission matters.

Audit-Related Fees.    For the fiscal years ended June 30, 2008 and 2007, there were no fees billed by Deloitte & Touche for professional services rendered and not reported under “Audit Fees” above.

Tax Fees.    Tax fees consist of fees for professional services for tax compliance, tax advice and tax planning services. Tax-related services rendered consisted primarily of the analysis of limitations on the utilization net operating losses due to ownership changes under Section 382 of the Internal Revenue Code and expatriate tax planning services.

All Other Fees.    All other fees include services not related to the audit or review of our financial statements.

Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date. All of the services of Deloitte & Touche for the fiscal years ended June 30, 2008 and 2007, described above, were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

DIRECTOR COMPENSATION

The following table provides information for our fiscal year ended June 30, 2008 regarding all plan and non-plan compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of fiscal 2008. Other than as set forth in the table and the narrative that follows it, during the 2008 fiscal year we did not pay any fees, make any equity or non-equity awards, or pay any other compensation to our non-employee directors.

Name	Fees Earned or Paid in Cash(1)	Option Awards(3)		Stock Awards(10)		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Mark F. Bregman	$19,000	$81,464	(4)	$22,796	(11)	—	—	$123,260
Gary J. Daichendt	21,500	80,749	(5)	25,799	(12)	—	—	$128,048
Kenneth D. Denman	21,500	81,464	(6)	25,799	(12)	—	—	$128,763
Charles D. Kissner	27,500	8,938	(7)	32,997	(13)	—	—	$69,435
Thomas van Overbeek(2)	26,935	346	(8)	11,397	(14)	—	—	$38,678
Edward F. Thompson	22,500	7,150	(9)	26,999	(15)	—	—	$56,649

(1)	Represents cash retainer paid for the first and second quarters of fiscal 2008. Commencing in the third quarter, all non-employee directors elected to receive common stock in lieu a cash retainer. See “— Cash Compensation” below.

(2)	Resigned from the Board of Directors on June 15, 2008 and received a cash retainer, not common stock, for services rendered in the fourth fiscal quarter of 2008.

(3)	Under the SFAS 123(R) modified prospective method, we estimated the fair value of stock option awards described in footnotes 4-9 using the Black-Scholes option valuation model with the following assumptions — Expected life: 6 years, Risk free interest rate: 2.4-4.5%, Volatility: 62%, and Dividend yield: 0. See Footnote 7 in the Notes to Consolidated Financial Statements in the Company’s 10-K for further discussion of the assumptions used.

(4)	As of June 30, 2008, Mr. Bregman held a stock option to purchase 50,000 shares of our common stock, with an exercise price of $11.40 per share, that was granted in fiscal 2007, which shares vest as to 1/48 of the shares each month over four years. The grant date fair value was $325,855.

(5)	As of June 30, 2008, Mr. Daichendt held a stock option to purchase 50,000 shares of our common stock, with an exercise price of $11.30 per share, that was granted in fiscal 2007, which shares vest as to 1/48 of the shares each month over four years. The grant date fair value was $322,995.

(6)	As of June 30, 2008, Mr. Denman held a stock option to purchase 50,000 shares of our common stock, with an exercise price of $11.40 per share, that was granted in fiscal 2007, which shares vest as to 1/48 of the shares each month over four years. The grant date fair value was $325,855.

(7)	As of June 30, 2008, Mr. Kissner held 50,000 shares of our common stock issued upon early exercise of a stock option, with an exercise price of $1.00 per share, that was granted during fiscal 2006, which option vested as to 25% of the shares in April 2007 and as to 1/48 of the shares each month over three years thereafter. The grant date fair value was $35,750.

(8)	As of June 30, 2008, Mr. van Overbeek held a full vested stock option to purchase 15,625 shares of our common stock, with an exercise price of $0.30 per share. The grant date fair value was $0.

(9)	As of June 30, 2008, Mr. Thompson held 50,000 shares of our common stock issued upon early exercise of a stock option, with an exercise price of $0.80 per share, that was granted during fiscal 2006, which shares vested as to 25% of the shares in January 2007 and as to 1/48 of the shares each month over three years thereafter. The grant date fair value was $28,600.

(10)

Non-employee directors may elect to receive a fully-vested award of our common stock (an “Award Bonus”), pursuant to the Plan in lieu of the current annual cash retainer. Those electing non-employee directors will receive shares having a value of 120% of the cash retainer for the year. For those non-employee directors that elect to receive an Award Bonus in lieu of the cash retainer, they must so elect at the beginning of the particular year, which election will be binding for the full amount of the retainer for that year. The Award Bonus shall be paid on a quarterly basis, on the last trading day of each fiscal quarter.

(11)	$22,796 paid in shares of common stock, in lieu of cash retainer for the third and fourth fiscal quarters of 2008, total of 4,805 shares issued.

(12)	$25,799 paid in shares of common stock, in lieu of cash retainer for the third and fourth quarters of 2008, total of 5,438 shares issued.

(13)	$32,997 paid in shares of common stock, in lieu of cash retainer for the third and fourth fiscal quarters of 2008, total of 6,955 shares issued.

(14)	$11,397 paid in shares of common stock, in lieu of cash retainer for the third fiscal quarter of 2008, total of 2,226 shares issued.

(15)	$26,999 paid in shares of common stock, in lieu of cash retainer for the third and fourth fiscal quarters of 2008, total of 5,691 shares issued.

We compensate independent directors with a combination of cash and equity.

Cash Compensation.    Currently, each independent director receives an annual retainer of $35,000. In addition, each independent director who is not a committee chair receives an annual retainer for each standing committee of our Board of Directors on which he serves equal to $3,000, or $5,000 in the case of Audit Committee service. Our lead independent director will receive an additional annual retainer of $10,000 per year for his service in that capacity, and each chair of a standing committee of our Board of Directors will receive an annual retainer of $5,000, or $10,000 in the case of the Audit Committee chair, for his service in that capacity. Annual cash retainers are paid in quarterly installments at the end of each fiscal quarter.

In February 2008, the Board of Directors approved non-employee director compensation guidelines whereby non-employee directors may elect to receive a fully-vested award of common stock in lieu of the current annual cash retainer. Non-employee directors making this election receive shares having a value of 120% of the cash retainer. For those non-employee directors that elect to receive common stock in lieu of the cash retainer, they must so elect at the beginning of the particular year, which election will be binding for the full amount of the retainer for that year. The common stock is paid on a quarterly basis, on the last trading day of each fiscal quarter. All non-employee directors made this election and it was effective for the third and fourth fiscal quarters of 2008. For the second half of fiscal 2008, Messrs. Bregman, Daichendt, Denman, Kissner and Thompson earned $22,796, $25,799, $25,799, $32,997 and $26,999 in cash retainers, respectively and were issued in lieu of the cash retainer 4,805, 5,438, 5,438, 6,955 and 5,691 shares of common stock, respectively.

In general, we do not pay fees to independent directors for attendance at meetings of our Board of Directors and its committees. In extraordinary and limited circumstances, we may pay a fee of $500 for each telephonic meeting and $1,000 for each in-person meeting so long as two-thirds of the directors in attendance and not abstaining approve the payment thereof, assuming a quorum is present at the meeting. Independent directors are reimbursed for reasonable travel expenses incurred in connection with their attendance at a board or committee meeting. In addition, we allow our Board members to use our ShoreTel phone systems in their homes at no cost, provided that they return the equipment upon termination of service to the company.

Option Grants.    Each independent director who becomes a member of our Board of Directors will be granted an initial option to purchase 50,000 shares of our common stock upon appointment or election to our Board of Directors. Each option granted to an independent director will have a ten-year term and terminate three months following the date the director ceases to be one of our directors, or 12 months afterwards if termination is due to death or disability. Each initial option grant vests and becomes exercisable as to 1/48th of the shares each month after the grant date over four years. The vesting of stock options granted to our independent directors will accelerate in full in connection with a change of control of ShoreTel. In addition, independent directors are eligible to receive discretionary awards under the 2007 Plan. In connection with Mr. Daichendt’s appointment as a member of our Board of Directors in April 2007 and Messrs. Bregman’s and Denman’s appointment as members of our Board of Directors in May 2007, we granted each of them an option to purchase 50,000 shares of our common stock, with an exercise price equal to $11.30 per share for Mr. Daichendt’s grant and $11.40 per share for Messrs. Bregman’s and Denman’s grants, which shares vest and become exercisable as to 1/48th of the shares each month after the grant date over four years.

Thomas van Overbeek served as our Chief Executive Officer from February 2002 until he retired in July 2004. Mr. van Overbeek received salary, bonuses and stock options in his capacity as Chief Executive Officer. In July 2004, we entered into a separation agreement with Mr. van Overbeek that provided for the continued vesting of his outstanding stock options and other equity so long as he continued to serve on our Board of Directors. Mr. van Overbeek ceased to serve on our Board of Directors on June 15, 2008 at which time his options ceased vesting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of September 15, 2008 by:

•	each of the named executive officers listed in the summary compensation table;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to applicable community property laws. Shares owned as of September 15, 2008 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The number of shares beneficially owned and percentage of our common stock outstanding is based on 43,411,446 shares of our common stock outstanding on September 15, 2008. Except as otherwise noted below, the address for each person or entity listed in the table is c/o ShoreTel, Inc., 960 Stewart Drive, Sunnyvale, CA 94085.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Directors and Named Executive Officers

John W. Combs(1)	2,082,487	4.8%
Michael E. Healy(2)	126,037	*
Edwin J. Basart(3)	648,067	1.5
Pedro Rump(4)	326,028	*
Walter Weisner(5)	232,907	*
Joseph A. Vitalone(6)	315,500	*
Mark F. Bregman(7)	22,513	*
Gary J. Daichendt(8)	62,356	*
Kenneth D. Denman(9)	23,146	*
Charles D. Kissner(10)	56,955	*
Edward F. Thompson(11)	55,691	*
All directors and executive officers as a group (12 persons)(12)	3,951,867	9.1
5% Stockholders
Entities affiliated with Crosspoint Venture Partners(13)	9,321,548	21.5
Entities affiliated with Foundation Capital(14)	6,815,679	15.7
Entities affiliated with Lehman Brothers Holdings Inc.(15)	7,568,352	17.4

*	Less than 1%

(1)	Consists of shares issued upon early exercise of a stock option, a portion of which shares remain subject to vesting. The vesting schedule for these shares is described in footnote 3 to the “Outstanding Equity Awards at June 30, 2008” table under “Executive Compensation.”

(2)	Includes 424,999 shares subject to outstanding stock options, of which 121,875 shares will be exercisable within sixty days of September 15, 2008.

(3)	Consists of 457,258 shares held by Mr. Basart, and 340,808 shares subject to outstanding stock options, of which 188,499 options are immediately exercisable subject to our lapsing right of repurchase upon termination of service or employment, and 2,310 shares exercisable within sixty days of September 15, 2008.

(4)	Consists of 25,000 shares issued upon early exercise of stock options, 708 shares purchased under the Employee Stock Purchase Plan, and 450,499 shares subject to outstanding stock options, of which 300,500 options are immediately exercisable subject to our lapsing right of repurchase upon termination of service or employment. The vesting schedules for these stock options are described in the footnotes to the “Outstanding Equity Awards at June 30, 2008” table under “Executive Compensation.”

(5)	Consists of 74,700 shares issued upon early exercise of stock options, a portion of which shares remain subject to vesting, 708 shares purchased under the Employee Stock Purchase Plan, and 157,499 shares subject to outstanding stock options, which options are immediately exercisable subject to our lapsing right of repurchase upon termination of service or employment. The vesting schedules for these shares and stock option are described in the footnotes to the “Outstanding Equity Awards at June 30, 2008” table under “Executive Compensation.”

(6)	Consists of 132,750 shares issued upon early exercise of a stock option and 322,749 shares subject to outstanding stock options, of which 182,750 options are immediately exercisable subject to our lapsing right of repurchase upon termination of service or employment. The vesting schedules for these shares and stock option are described in the footnotes to the “Outstanding Equity Awards at June 30, 2008” table under “Executive Compensation.”

(7)	Includes 50,000 shares subject to outstanding stock options, of which 17,708 shares will be exercisable within 60 days of September 15, 2008. See “Director Compensation.”

(8)	Includes 50,000 shares subject to outstanding stock options, of which 19,791 shares will be exercisable within 60 days of September 15, 2008. See “Director Compensation.”

(9)	Includes 50,000 shares subject to outstanding stock options, of which 17,708 shares will be exercisable within 60 days of September 15, 2008. See “Director Compensation.”

(10)	Includes 50,000 shares issuable pursuant to an immediately exercisable stock option, a portion of which shares remain subject to vesting. See “Director Compensation.”

(11)	Includes 50,000 shares issued upon early exercise of a stock option, a portion of which shares remain subject to vesting. See “Director Compensation.”

(12)	Includes 43,126 shares subject to our lapsing right of repurchase upon termination of service or employment and 829,248 shares issuable upon exercise of immediately exercisable stock options, of which 399,156 shares, if these options are exercised in full, will be subject to our lapsing right of repurchase upon termination of service or employment, which rights in each case lapse according to the vesting schedule of the original options.

(13)	Based solely on a Schedule 13G filed February 14, 2008. Consists of 7,132,372 shares held by Crosspoint Venture Partners 2000 Q, L.P., 816,073 shares held by Crosspoint Venture Partners 2000, L.P., 812,314 shares held by Crosspoint Venture Partners 1996, L.P., and 560,789 shares held by Crosspoint Venture Partners LS 2000, L.P. Crosspoint Associates 2000, L.L.C. is the general partner of Crosspoint Venture Partners 2000 Q, L.P., Crosspoint Venture Partners 2000, L.P. and Crosspoint Venture Partners LS 2000, L.P. Crosspoint Associates 1996, L.L.C. is the general partner of Crosspoint Venture Partners 1996, L.P. Seth D. Neiman, a managing member of Crosspoint Associates 2000, L.L.C. and Crosspoint Associates 1996, L.L.C., has voting and investment authority over the shares held by Crosspoint Venture Partners 2000 Q, L.P., Crosspoint Venture Partners 2000, L.P., Crosspoint Venture Partners 1996, L.P. and Crosspoint Venture Partners LS 2000, L.P. The address of Crosspoint Venture Partners is 2925 Woodside Road, Woodside, CA 94062.

(14)

Based solely on a Schedule 13G filed February 14, 2008. Consists of 4,098,394 shares held by Foundation Capital, L.P., 2,203,148 shares held by Foundation Capital Leadership Fund, L.P., 455,375 shares held by Foundation Capital Entrepreneurs Fund, L.L.C. and 58,762 shares held by Foundation Capital Leadership Principals Fund, L.L.C. Foundation Capital Management, L.L.C. is the general partner of Foundation Capital, L.P. and managing member of Foundation Capital Entrepreneurs, L.L.C. Jim Anderson, William Elmore, Kathryn Gould and Paul Koontz are the managing members of Foundation Capital Management,

L.L.C. and share voting and investment control over the shares. The managing members of Foundation Capital Management, L.L.C. disclaim beneficial ownership of the shares, except to the extent of their direct pecuniary interest in the shares. Foundation Capital Leadership Management Company, L.L.C. is the general partner of Foundation Capital Leadership Fund, L.P. and managing member of Foundation Capital Leadership Principals Fund, L.L.C. William Elmore, Kathryn Gould, Adam Grosser, Paul Koontz, and Mike Schuh are the managing members of Foundation Capital Leadership Management Company, L.L.C. and share voting and investment power of the shares. The managing members of Foundation Capital Leadership Management Company, L.L.C. disclaim beneficial ownership of the shares, except to the extent of their direct pecuniary interest in the shares. Each of these entities is affiliated with Foundation Capital. The address of Foundation Capital is 250 Middlefield Road, Menlo Park, CA 94025.

(15)	Based solely on a Schedule 13G filed February 14, 2008. Consists of 1,521 shares held by Lehman Brothers Inc., 1,176,001 shares held by LB I Group Inc., 3,203,592 shares held by Lehman Brothers VC Partners 2002 L.P., 917,190 shares held by Lehman Brothers Venture Capital Partners II, L.P., 169,231 shares held by Lehman Brothers Offshore Partnership Account 2000/2001 L.P., 652,525 shares held by Lehman Brothers Partnership Account 2000/2001 L.P., and 1,448,292 shares held by Lehman Brothers P.A. LLC. Lehman Brothers Holdings Inc., a reporting company under the Securities Exchange Act of 1934, has voting and investment control over the shares held by these entities. The address of Lehman Brothers Holdings Inc. is 745 Seventh Avenue, New York, NY 10019. These stockholders are affiliated with Lehman Brothers Inc., which acted as an underwriter of our initial public offering.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Securities and Exchange Commission regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements for our executive officers and directors were met during fiscal 2008.

COMPENSATION DISCUSSION AND ANALYSIS

General.    Our executive compensation program is designed to compensate executives based on the performance of our company on both a short-term and long-term basis and on the individual performance of the executive. We strive to make a greater percentage of an employee’s compensation performance-based, as compared to executives at peer companies.

We have designed the various elements comprising our executive officer compensation packages to achieve the following objectives:

•	attract, retain, motivate and engage highly skilled and experienced individuals who excel in their field;

•	tie a substantial portion of such compensation to ShoreTel’s performance and the executive’s individual performance; and

•	help align the interests of our executive officers and stockholders.

Each executive officer’s total compensation package is comprised of three primary elements:

•	Base salary;

•	A non-equity incentive plan award with a target payout based on a stated percentage of the executive officer’s base salary; and

•	Long-term equity incentive awards.

In addition, we provide certain of our executive officers severance benefits in connection with a change of control and we also provide a variety of other benefits that in most cases are available generally to all salaried employees.

Although our Compensation Committee reviews total compensation of our executive officers, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The Committee determines the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking, its view of internal equity and consistency and other considerations it deems relevant.

We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation and between cash and non-cash compensation, but we do set cash and equity compensation based on compensation paid to executives at comparable public companies. Our current intent is to perform at least annually a review of our executive officers’ overall compensation packages to determine whether they meet our compensation objectives. The Committee’s most recent overall compensation review occurred in November 2007.

Comparative Framework.    The Compensation Committee retained Compensia, an independent compensation consultant to assist us in determining executive compensation packages. There is no other relationship between Compensia and ShoreTel. The nature and scope of services rendered by Compensia was:

•	To assist in identifying members of our peer group for comparison purposes;

•	To help determine compensation levels at the peer group companies;

•	To provide advice regarding executive compensation best practices and market trends;

•	Assist with the redesign of any compensation program, as needed;

•	Prepare for and attend selected management or committee meetings; and

•	Provide advice throughout the year.

The Compensation Committee and Compensia selected companies that they believed are comparable to ShoreTel with respect to operations, revenue level, industry segment and market conditions, and consisted of the following companies:

8x8	Infinera	Proxim Wireless
Acme Packet	Interactive Intelligence	Riverbed Technology
Aruba Networks	iPass	Starent Networks
Avici Systems	Network Equipment Technologies	Sycamore Networks
BigBand Networks	Novatel Wireless	Veraz Networks
Communication Systems	Packeteer	Zhone Technologies
Ditech Systems

This information was collected from Radford Surveys + Consulting (“Radford”), and from publicly-available information contained in the peer group members’ SEC filings. Radford provides survey data and other benchmark information related to trends and competitive practices in executive compensation.

We set executive officers’ total overall cash compensation at a level that was at or near the 75th percentile of the cash compensation paid to executives with similar roles at comparable public companies, with base salaries targeted at the 50th percentile and incentive compensation targeted at the 90th percentile. Equity compensation was also targeted at the 50th percentile of comparable companies. Our assessment of market levels of compensation was based on reports from our compensation consultant. Consistent with our philosophy of emphasizing pay for performance, a cash performance bonus would constitute a significant percentage of an executive’s overall compensation such that the cash component is designed to pay above target when ShoreTel exceeds its goals and below target when ShoreTel does not achieve its goals.

Approval of Executive Compensation.    The Compensation Committee reviews and approves all decisions regarding the compensation of the executive officers other than the Chief Executive Officer (the “CEO”). With respect to the CEO’s compensation, the Compensation Committee recommends to the independent directors of the Board of Directors the form and amount of the CEO’s compensation. The independent directors then approve the form and amount of the CEO’s compensation. In November 2007, the Compensation Committee:

•	Made a recommendation to the non-employee directors of the Board of Directors regarding the CEO’s compensation;

•	Made a recommendation to the non-employee directors of the Board of Directors regarding a stock option grant to the CEO;

•	Approved stock option grants to Messrs. Basart, Rump, Weisner and Vitalone; and

•	Approved a change in the non-equity incentive plan compensation for Mr. Vitalone.

In February 2008, the Compensation Committee approved the compensation package in connection with the hiring of Donald J. Girskis, ShoreTel’s Senior Vice President Worldwide Sales, and in May 2008 approved a stock option grant to the Chief Financial Officer (the “CFO”).

Elements of Compensation.    Our executive officers are compensated through the following compensation elements, each designed to achieve one or more of our overall objectives in fashioning compensation:

Compensation Element	How Determined	Objective	Philosophy
Base Salary	Market data and scope of executive’s responsibilities.	Attract and retain experienced executives.	Targeted at 50th percentile of peer companies.

Non-Equity Incentive Plan	Based on achieving corporate objectives.	Motivate executives to achieve company objectives.	Targeted at 90th percentile of peer companies.

	Executive bonus amount is adjusted based on individual performance during the bonus period.	Tie a substantial portion of executive compensation to achieving company objectives and individual performance.	Substantial portion of executive cash compensation based on short-term company performance.

Long-Term Equity Incentive Awards	Market data, scope of executive’s responsibility and value of existing equity awards.	Attract and retain experienced executives.	Targeted at 50th percentile of peer companies.

		Align interests of executives with stockholders.	Portion of executive compensation based on long-term Company performance.

Base Salary.    In November 2007, the Compensation Committee reviewed the base salary of each of the CEO, CFO and the other executive officers named in the Summary Compensation Table and compared the base salaries to peer group data presented by Compensia. Based on this review, the Compensation Committee determined that only the base salary of Mr. Combs was not at the 50th percentile of peer group companies. Mr. Combs’ annual base salary, upon approval by the Board of Directors was increased from $325,000 to $350,000 effective January 1, 2008.

Non-Equity Incentive Plan Award.    We utilize cash bonuses to reward the achievement of company objectives and to recognize individual performance. Messrs Combs, Healy, Basart, Rump and Weisner, are eligible to receive cash awards following December 31st and June 30th each year under the Company’s Bonus Plan. However, Mr. Comb’s bonus is an annual bonus and he can receive an advance, as determined by the Board, of up to 40% of his targeted annual bonus following December 31st each year. The bonuses are based upon the attainment of Company performance objectives established by the Compensation Committee for each six-month period during the fiscal year, the size of the bonus pool and each executive’s individual performance. The performance objectives consisted of pre-defined ranges of: (i) revenue; (ii) non-GAAP operating profit, which is currently defined as operating income, less stock-based compensation expense; and (iii) customer satisfaction, based on scores from the Company’s satisfaction surveys. The bonus pool is equal to the product of (a) a percentage determined under the bonus plan, based on the extent to which all three performance objectives are achieved, multiplied by (b) a dollar amount equal to 45%, or 85% in the case of our CEO, times of each executive’s base salary for the six-month period. Each executive’s individual performance is evaluated by the Compensation Committee and the executive’s bonus amount is adjusted accordingly. The CEO provides the Compensation Committee an assessment of each executive’s performance during each six month period. The maximum cash award any participant may receive under the Company Bonus Plan is 150% of that participant’s target bonus, although total payments under the Company Bonus Plan cannot exceed the bonus pool.

Mr. Vitalone is not currently an executive officer, but was one of our “named executive officers” for the prior fiscal year for purposes of compensation-related disclosure in this proxy statement. Mr. Vitalone was eligible to receive cash awards following each quarter based upon the attainment of pre-defined billings associated with U.S. sales, expenses for the U.S. sales organization and customer satisfaction scores and individual performance goals. 70% of the target bonus amount was based on the achievement of U.S. billings goals, 10% on expense goals, 10% on customer satisfaction scores and 10% on individual performance. In November 2007,

Mr. Vitalone’s annual target incentive award was increased from $140,000 to $180,000 to reflect peer group data, retention considerations and Mr. Vitalone’s performance.

The targets chosen by the Compensation Committee for all executive objectives reflected the Compensation Committee’s belief that, as a “growth company,” executives should be rewarded for revenue growth, but only if that revenue growth is achieved cost effectively. Customer satisfaction was also selected as a performance objective because of the Compensation Committee’s belief that customer satisfaction is critical to the success of our business. The Committee considered the chosen metrics to be the best indicators of financial success and stockholder value creation. We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

Percentages of Base Salary

For the 2008 fiscal year, the annual target incentive awards were set as the following percentages of executive officer base salary:

	Percent of Base Salary (Annual Incentive Award)
Name	Threshold(1)	Target	Max Above-Target
John W. Combs	42.5%	85%	127.5%
Michael E. Healy	22.5%	45%	67.5%
Edwin J. Basart	22.5%	45%	67.5%
Pedro Rump	22.5%	45%	67.5%
Walter Wesiner	22.5%	45%	67.5%
Joseph A. Vitalone	43%	86%	(2)

(1)	The threshold for each element of the incentive award was 50%.

(2)	Maximum incentive bonus related to U.S. billings element of the incentive award was not capped.

Fiscal 2008 Bonus Plan Objective Achievement Versus Targets for Messrs. Combs, Healy, Basart, Rump and Weisner

	First Half Fiscal 2008			Second Half Fiscal 2008
	(dollars in millions)
Bonus Objective	Target	Achievement	Payout	Target	Achievement	Payout
Revenue	$68.0	$62.5	0%	$69.2	$66.2	79%
Non-GAAP Operating Profit(1)	7.5	5.0	0	1.7	1.3	0
Customer Satisfaction Score	(2)	(2)	130	(2)	(2)	103
Total			33%			65%

(1)	Non-GAAP Operating Profit is operating income, less stock-based compensation expense.

(2)	The Customer Satisfaction Score is determined based on customer responses to surveys. In each six month period we exceeded the Customer Satisfaction Score target established by the Compensation Committee.

We approved Company Bonus Plan objective targets for the first and last six months of fiscal 2008 in July 2007 and February 2008, respectively. In 2008, Messrs. Combs, Healy, Basart, Rump and Weisner earned incentive awards equal to $142,319, $56,000, $46,000, $60,000 and $50,500, respectively.

Fiscal 2008 Bonus Plan Objective Achievement Versus Targets for Mr. Vitalone

	Q1 2008	Q2 2008	Q3 2008	Q4 2008
Bonus Objective	Payout	Payout	Payout	Payout
U.S. Billings	111%	0%	106%	183%
U.S. Sales Expenses	79	96	55	96
Customer Satisfaction Score	122	142	88	150
Individual Goals	107	100	100	94
Total	108%	26%	98%	168%

Mr. Vitalone earned incentive awards totaling $164,827 for fiscal year 2008.

Long-Term Equity Incentive Awards.    We utilize equity awards in the form of stock options and restricted stock units (“RSUs”) to ensure that our executive officers have a continuing stake in our long-term success. Because our executive officers are awarded stock options with an exercise price equal to the fair market value of our common stock on the date of grant, these options will have value to our executive officers only if the market price of our common stock increases after the date of grant. The value of RSUs granted to executives will vary based on the market price of our stock. Typically, stock options for newly-hired executives vest over 48 months with 25% of the shares vesting on the first anniversary of the grant date, and the remainder vesting in equal installments over the next 36 months. Typically, RSUs granted to newly-hired executives vest over 48 months, with 50% of the shares vesting on the second anniversary of the grant date, and 25% vesting on the third and fourth anniversary dates, respectively. Follow-on executive stock option grants typically vest over 48 months with 50% of the shares vesting on the second anniversary of the grant date, and the remainder vesting in equal installments over the next 24 months. The stock options that we have granted under our 1997 stock option plan to executive officers may be exercised by the recipient at any time; however, any shares purchased are subject to a lapsing right of repurchase in our favor. This repurchase right lapses on the same schedule as the vesting of the option.

Authority to make stock option grants to executive officers, with the exception of the CEO, has been delegated to our Compensation Committee. In determining the size of stock option grants to executive officers, our Compensation Committee considers our performance against the strategic plan, individual performance against the individual’s objectives, comparative share ownership data from compensation surveys of high technology companies in our area, the extent to which shares subject to previously granted options are vested and the recommendations of our CEO and other members of management.

In November 2007, Messrs. Combs, Basart, Rump, Weisner and Vitalone were granted follow-on stock options to purchase 150,000, 100,000, 100,000, 80,000 and 100,000 shares of common stock, respectively, each at an exercise price of $14.61 per share, the fair market value of our common stock on the date of grant. In May 2008, Mr. Healy was granted a follow-on stock option to purchase 100,000 shares of common stock at an exercise price equal to $5.08 per share, the fair market value of our common stock on the date of grant. These grants were made as part of our process of reviewing the equity positions of our executives. Based on our review it was determined that, in light of the individuals’ performances, equity ownership, equity ownership as compared with peer companies, level of vesting, the need to retain these executives and to properly incentivize these executive to achieve long-term stockholder value it was appropriate to provide an additional equity incentive award to each of these executives.

Severance and change of control payments.    Certain of our named executive officers (as defined in the Summary Compensation Table below) is entitled to receive acceleration of vesting of stock options in amounts ranging from 50% to 100% of the then-unvested shares in the event such officer is terminated following a change of control of ShoreTel. We believe these change of control arrangements, the value of which are contingent on the value obtained in a change of control transaction, effectively create incentives for our executive team to build stockholder value and to obtain the highest value possible should the company be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards which comprise a significant component of each executive’s compensation. These arrangements are intended to attract and retain qualified executives that could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in the technology sector. All of our change of control arrangements are “double trigger,” meaning that acceleration of stock option vesting is not awarded upon a change of control unless the executive option holder’s employment is terminated or effectively terminated within a specified period of time following the transaction. We believe this structure strikes a balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn the remainder of their equity awards.

In addition, certain of our executives are entitled to receive a severance payments and other benefits in the event the executive’s employment is terminated involuntarily or constructively terminated. We agreed to these arrangements as part of the negotiation of the executive’s compensation package when the executive joined us, and we believed it was necessary to agree to such a provision in order to retain the executive’s services.

For a description and quantification of these severance and change of control benefits, please see “Employment, Severance and Change of Control Arrangements.”

Other benefits.    Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at peer companies.

In February 2008, the Compensation Committee approved for Messrs. Combs and Weisner a monthly travel and living allowance of $5,600 and $6,500 respectively. This allowance is for commuting expenses from their permanent homes to the San Francisco Bay Area. The Compensation Committee decided it was necessary to pay these allowances to these executives in order to retain these executives who would not otherwise be willing to relocate to the San Francisco Bay Area on a full time basis.

Accounting and Tax Implications.    We account for equity compensation paid to our employees under SFAS 123(R), which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued.

Under federal tax laws, a publicly-held company such as ShoreTel is not allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not performance based. Non-performance based compensation paid to our executive officers for fiscal 2008 did not exceed the $1.0 million limit per officer and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to executive officers for the 2009 fiscal year will be in excess of the deductible limit. To qualify for an exemption from the $1.0 million deduction limitation, the stockholders, prior to the Company’s initial public offering, approved a limitation under the Plan on the maximum number of shares of Common Stock for which any one participant may be granted stock options per calendar year. As a result of that limitation, the compensation deemed paid to an executive officer in connection with the exercise of outstanding options under the Plan with an exercise price equal to the fair market value of the option shares on the grant date should in most instances qualify as performance-based compensation that will not be subject to the $1.0 million limitation. We are asking stockholders to reapprove this provision of the Plan at the Meeting.

However, the Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the Compensation Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive award programs tied to the company’s financial performance or equity incentive grants tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the IRC. The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the executive officers essential to the company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Also, the Compensation Committee takes into account whether components of our compensation will be adversely impacted by the penalty tax associated with Section 409A of the IRC, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

Equity Award Policies.    Equity awards for newly hired executives are typically made on the date the executive starts employment. Performance grants and annual re-fresh grants are typically made to executives during an open trading window as defined in the Company’s insider trading policy. We do not have any equity security ownership guidelines or requirements for our executive officers.

COMPENSATION COMMITTEE REPORT

This report of the Compensation Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that ShoreTel specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Gary J. Daichendt, Chair

Kenneth D. Denman

Mark F. Bregman

EXECUTIVE COMPENSATION

Executive compensation tables

The following table presents compensation information for our fiscal year ended June 30, 2008 paid to or accrued for our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated executive officers whose aggregate salary and bonus was more than $100,000 and one other individual who would have been one of the three other most highly compensated executive officers but for the fact that he was not serving as an executive officer as of June 30, 2008. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

Summary Compensation

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)		All Other Compensation		Total
John W. Combs	2008	$337,500	—	$221,739	$142,319		$51,602	(4)	$753,160
President and Chief Executive Officer	2007	325,720	—	27,725	272,172		39,870	(4)	665,487

Michael E. Healy	2008	250,000	—	540,696	56,000		—		846,696
Chief Financial Officer(5)	2007	35,038	$30,000	73,786	—		—		138,824

Edwin J. Basart	2008	216,000	—	259,270	46,000		—		521,270
Chief Technology Officer	2007	205,083	—	53,856	85,000		—		343,940

Pedro Rump	2008	235,000	—	313,117	60,000		—		608,117
Vice President, Engineering and Operations	2007	230,000	—	103,250	130,000		—		463,250

Walter Weisner	2008	231,000	—	153,504	50,500		62,227	(4)	497,231
Vice President, Global Support Services	2007	228,000	—	38,670	100,000		30,501	(4)	397,171

Joseph A. Vitalone	2008	210,000	—	260,503	164,827		—		635,330
Vice President, Sales	2007	207,614	—	66,084	107,400	(6)	—		381,098

(1)	The amounts in this column include payments by us in respect of accrued vacation, holidays, and sick days, as well as any salary contributed by the named executive officer to our 401(k) plan.

(2)	Under the SFAS 123(R) modified prospective method, in fiscal year 2008 we estimated the grant date fair value of stock option awards using the Black-Scholes option valuation model with the following assumptions — Expected life: 6 years, Risk free interest rate: 2.4-4.5%, Volatility: 62%, and Dividend yield: 0 and in fiscal year 2007 we estimated the grant date fair value of stock option awards using the Black-Scholes option valuation model with the following assumptions — Expected life: 4 or 6 years, Risk free interest rate: 4.6-4.8%, Volatility: 55%, and Dividend yield: 0.

(3)	Except as otherwise noted below, all non-equity incentive plan compensation were paid pursuant to a bonus incentive plan for fiscal 2007 and 2008. For a description of this plan, see “Compensation Discussion and Analysis — Non-Equity Incentive Plan Award.”

(4)	Represents travel expenses, living expenses and rent. See “Compensation Discussion and Analysis — Other benefits.”

(5)	Mr. Healy commenced employment in May 2007.

(6)	Also includes $53,400 in sales commissions.

In addition, we allow our executives to use our ShoreTel phone systems in their homes at no cost, provided that they return the equipment upon termination of employment.

Grants of Plan-Based Awards During the 2008 Fiscal Year

The following table provides information with regard to grants of plan-based awards to each named executive officer during our fiscal year ended June 30, 2008:

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Number of Securities Underlying Awards(2)		Exercise Price of Option Awards(3)	Grant Date Fair Value of Stock Option Awards(5)

Name		Target	Maximum
John W. Combs	11/29/2007	—	—	150,000	(4)	$14.61	$1,325,460
	—	$297,500	$446,250	—		—

Michael E. Healy	5/6/2008	—	—	100,000	(4)	5.08	303,200
	—	112,500	168,750	—		—

Edwin J. Basart	11/29/2007	—	—	100,000	(4)	14.61	883,640
	—	97,200	145,800	—		—

Pedro Rump	11/29/2007	—	—	100,000	(4)	14.61	883,640
	—	105,750	158,625	—		—

Walter Weisner	11/29/2007	—	—	80,000	(4)	14.61	706,912
	—	103,950	155,925	—		—

Joseph A. Vitalone	11/29/2007	—	—	100,000	(4)	14.61	883,640
	—	180,000	(6)	—		—

(1)	Represents bonuses payable pursuant to ShoreTel bonus plans for fiscal 2009. For a description of these plans, see “Compensation Discussion and Analysis — Non Equity Incentive Plan Award.”

(2)	Each stock award was granted pursuant to our 2007 Equity Incentive Plan.

(3)	Represents the fair market value of a share of our common stock on the grant date of the option, and represents the closing price of our common stock on such date.

(4)	A stock option that vests as to 50% of the shares on the second anniversary of the grant date and vests as to 1/48 of the shares each month over the next two years thereafter.

(5)	Under the SFAS 123(R) modified prospective method, we estimated the grant date fair value of stock option awards described in footnotes 4-10 using the Black-Scholes option valuation model with the following assumptions — Expected life: 6 years, Risk free interest rate: 2.4-4.5%, Volatility: 62%, and Dividend yield: 0. See Footnote 1 in the Notes to Consolidated Financial Statements in the Company’s 10-K for further discussion of the assumptions used.

(6)	Certain elements of the award have no upside limit.

Each of these stock options expires 10 years from the date of grant. Equity awards may be subject to accelerated vesting upon involuntary termination or constructive termination following a change of control of ShoreTel, as discussed below in “— Employment, Severance and Change of Control Arrangements.”

Outstanding Equity Awards at June 30, 2008

The following table presents the outstanding option awards held as of June 30, 2008 by each named executive officer:

	Number of Securities Underlying Unexercised Options(1)				Option Exercise Price(2)	Option Expiration Date
Name	Exercisable		Unexercisable
John W. Combs(3)	—		150,000	(4)	$14.61	11/29/2017

Michael E. Healy	88,021		236,978	(5)	11.40	5/21/2017
	—		100,000	(6)	5.08	5/6/2018

Edwin J. Basart	123,500	(7)	—		0.10	1/7/2013
	2,310	(7)	—		0.10	1/7/2013
	20,000	(8)	—		0.40	3/14/2015
	44,999	(9)	—		3.20	10/3/2016
	—		49,999	(10)	11.30	4/13/2017
	—		100,000	(4)	14.61	11/29/2017

Pedro Rump	240,500	(11)	—		0.80	1/12/2016
	60,000	(9)	—		3.20	10/3/2016
	—		49,999	(10)	11.30	4/13/2017
	—		100,000	(4)	14.61	11/29/2017

Walter Weisner	117,500	(12)	—		0.40	9/8/2015
	39,999	(9)	—		3.20	10/3/2016
			100,000	(4)	14.61	11/29/2017

Joseph A. Vitalone	132,750	(13)	—		0.40	10/3/2015
	50,000	(9)	—		3.20	10/3/2016
	—		39,999	(10)	11.30	4/13/2017
	—		100,000	(4)	14.61	11/29/2017

(1)	Each stock option was granted pursuant to our 1997 Stock Option Plan or 2007 Equity Incentive Plan. The vesting and exercisability of each stock option is described in the footnotes below for each option. Each of these equity awards expires 10 years from the date of grant. Certain of these stock options are also subject to accelerated vesting upon involuntary termination or constructive termination following a change of control of ShoreTel, as discussed below in “Employment, Severance and Change of Control Arrangements.”

(2)	Represents the fair market value of a share of our common stock on the option’s grant date, as determined by our Board of Directors or if the grant date was subsequent to our initial public offering, the closing price of our common stock on the date of grant.

(3)	Mr. Combs early-exercised in full a stock option to purchase 2,081,799 shares during fiscal 2005 and 2006. This option/shares vested as to 12.5% of the shares in January 2005, and vests as to 1/48 of the shares each month thereafter. As of June 30, 2008, 2,038,408 shares were vested, and 43,371 shares were unvested.

(4)	Represents shares subject to an outstanding stock option. The option vests as to 50% of the shares in November 2009, and 1/48 of the shares each month over two years thereafter.

(5)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in May 2008, and 1/48 of the shares each month over three years thereafter.

(6)	Represents shares subject to an outstanding stock option. The option vests as to 50% of the shares in May 2010, and 1/48 of the shares each month over two years thereafter.

(7)	This stock option is fully vested.

(8)	Represents shares remaining subject to an immediately exercisable outstanding stock option. The option vests as to 25% of the shares in March 2006, and 1/48 of the shares each month over three years thereafter. As of June 30, 2008, 16,250 of the shares were vested, and 3,750 were unvested.

(9)	Represents shares subject to an immediately exercisable outstanding stock option. The option vests as to 50% of the shares in October 2008, and 1/48 of the shares each month over two years thereafter.

(10)	Represents shares subject to an outstanding stock option. The option vests as to 50% of the shares in April 2009, and vests as to 1/48 of the shares each month over two years thereafter.

(11)	Represents shares remaining subject to an immediately exercisable stock option to purchase 265,500 shares that was partially exercised. Mr. Rump has early-exercised 25,000 shares subject to this option. The option/shares vested as to 25% of the shares in January 2007, and vests as to 1/48 of the shares each month over three years thereafter. As of June 30, 2008, 160,405 shares were vested and 105,095 shares were unvested.

(12)	Represents shares remaining subject to an immediately exercisable stock option to purchase 180,000 shares that was partially exercised. Mr. Weisner has exercised 62,500 shares subject to this option. The option/shares vested as to 25% of the shares in July 2006, and vests as to 1/48 of the shares each month over three years thereafter. As of June 30, 2008, 131,250 shares were vested and 48,750 shares were unvested.

(13)	Represents shares remaining subject to an immediately exercisable stock option to purchase 265,500 shares that was partially exercised. Mr. Vitalone has early-exercised 132,750 shares subject to this option. The option/shares vested as to 25% of the shares in October 2006, and vests as to 1/48 of the shares each month over three years thereafter. As of June 30, 2008, 176,999 shares were vested and 88,501 shares were unvested.

Option Exercises During the 2008 Fiscal Year

The following table shows the number of shares acquired pursuant to the exercise of options by each named executive officer during our fiscal year ended June 30, 2008 and the aggregate dollar amount realized by the named executive officer upon exercise of the option:

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
John W. Combs	—	—
Michael E. Healy	—	—
Edwin J. Basart	143,000	$706,420
Pedro Rump	—	—
Walter Weisner	—	—
Joseph A. Vitalone	—	—

(1)	The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying that option on the date of exercise and the aggregate exercise price of the option.

Employment, Severance and Change of Control Arrangements

John W. Combs, our president and chief executive officer, executed an offer letter in July 2004. The offer letter provides for at-will employment without any specific term. The offer letter established his starting annual base salary at $275,000, subject to annual review by the Compensation Committee of the Board and further subject to an increase to $325,000 following two consecutive quarters of cash flow positive operations. His annual base salary was increased to $325,000 in April 2006 as a result of this milestone having been satisfied and increased again by the Board of Directors to $350,000 effective January 1, 2008. In addition, the offer letter entitles Mr. Combs to an incentive bonus, as determined by the board, of up to 85% of his then-current base salary. Pursuant to the offer letter, Mr. Combs received a stock option grant of 2,081,779 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. In the event his employment is terminated by us without cause, or Mr. Combs resigns for good reason, as such terms are defined in the offer letter, Mr. Combs will be entitled to receive monthly continuation of his then-current base salary for a period of 12 months and acceleration of his unvested stock options in an amount equal to the number of shares that would have vested had his employment continued for an additional 12 months. If his employment is terminated without cause within six months of a change of control, as such terms are defined in the offer letter, Mr. Combs will receive accelerated vesting of 100% of any then unvested shares, options and other equity he holds at the time.

Michael E. Healy, our Chief Financial Officer, executed an offer letter in May 2007. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Healy’s starting annual base salary at $250,000. In addition, Mr. Healy is eligible to participate in our company bonus plan as in effect from time to time, at a bonus target of 45% of his annual salary. Mr. Healy also received a prepaid bonus of $30,000, which was forfeitable on a prorated basis had Mr. Healy voluntarily terminated his employment with us or was terminated for cause within the first 12 months of his employment. Pursuant to the offer letter, Mr. Healy was granted an option to purchase 324,999 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. In the event Mr. Healy’s employment is involuntarily terminated without cause or constructively terminated, in either case within 12 months following a change of control, as such terms are defined in the offer letter, Mr. Healy will receive a lump-sum payment equal to 12 months of his then-current salary plus his then-current targeted annual bonus, reimbursement of premiums paid for continued medical, dental and vision plan coverage of him and any of his eligible dependents through COBRA for up to 12 months at our expense, and accelerated vesting of 75% of any then-unvested options or shares he holds at the time. Mr. Healy’s offer letter also provides that if we terminate him within 24 months of the commencement of his employment, for any reason other than cause, as such term is defined in the offer letter, he will receive a severance package that includes six months of his then-current salary, our payment of six months of premiums for continued medical, dental and vision plan coverage of him and any of his eligible dependents through COBRA, payment of a prorated bonus and equity vesting prorated for his term of employment with us plus an additional six months of vesting.

Pedro Rump, our vice president of engineering and operations, executed an offer letter in December 2005. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Rump’s starting annual base salary at $225,000. In addition, Mr. Rump is eligible for an annual incentive bonus. In connection with his joining our company in December 2005, Mr. Rump received a stock option grant of 265,500 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of such grant. In the event Mr. Rump’s employment is involuntarily terminated without cause or constructively terminated, in either case within 12 months following a change of control, as such terms are defined in the offer letter, Mr. Rump will receive accelerated vesting of 50% of any then unvested shares, options and other equity he holds at the time.

Walter Weisner, our vice president of global support services, executed an offer letter in April 2005 with a start date in July 2005. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Weisner’s starting annual base salary at $225,000. In addition, Mr. Weisner is eligible for an annual incentive bonus. In connection with his joining our company in April 2005, Mr. Weisner received a stock option grant of 180,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of such grant. In the event Mr. Weisner’s employment is involuntarily terminated without cause or constructively terminated, in either case within 12 months following a change of control, as such terms are defined in the offer letter, Mr. Weisner will receive accelerated vesting of 50% of any then unvested shares, options and other equity he holds at the time.

Joseph A. Vitalone, our vice president of sales, executed an offer letter in September 2005 with a start date in October 2005. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Vitalone’s starting annual base salary at $200,000. In addition, Mr. Vitalone is eligible for an annual incentive bonus and participates in the executive management bonus program. Pursuant to the offer letter, Mr. Vitalone received a stock option grant of 265,500 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of such grant. In the event Mr. Vitalone’s employment is involuntarily terminated without cause or constructively terminated, in either case within 12 months following a change of control, as such terms are defined in the offer letter, Mr. Vitalone will receive accelerated vesting of 50% of any then unvested shares, options and other equity he holds at the time.

The following table summarizes the value of benefits payable to each named executive officer pursuant to the arrangements described above:

Potential Payments on Termination or Change of Control

	Termination				Change of Control
Name	Salary		Acceleration of Equity Vesting(1)		Salary		Acceleration of Equity Vesting(1)
John W. Combs	$350,000	(2)	$178,689	(3)	—		$178,689	(4)
Michael E. Healy	132,913	(5)	—	(6)	265,827	(7)	—	(8)
Edwin J. Basart	—		—		—		—
Pedro Rump	—		—		—		226,822	(9)
Walter Weisner	—		—		—		136,717	(9)
Joseph A. Vitalone	—		—		—		208,387	(9)

(1)	Calculated based on the termination or change of control taking place as of June 30, 2008, and the closing price of our common stock on that date of $4.42 per share.

(2)	Reflects continued base salary for 12 months following termination.

(3)	Reflects accelerated vesting as if the officer had continued to be employed for an additional 12 months.

(4)	Reflects acceleration of vesting as to 100% of the shares. Excludes value of options with exercise prices exceeding the stock price at June 30, 2008.

(5)	Reflects continued base salary, prorated target bonus, and medical, dental and vision plan coverage for him and his eligible dependents through COBRA for 6 months following termination.

(6)	Entitled to accelerated vesting as if the officer had continued to be employed for an additional 6 months. At June 30, 2008, the exercise price of the options exceeded the stock price, so no value is assigned.

(7)	Reflects continued base salary, prorated target bonus, and medical, dental and vision plan coverage for him and his eligible dependents through COBRA for 12 months following a change of control.

(8)	Entitled to accelerated vesting as to 75% of the shares. At June 30, 2008, the exercise price of the options exceeded the stock price, so no value is assigned.

(9)	Reflects acceleration of vesting as to 50% of the shares. Excludes value of options with exercise prices exceeding the stock price at June 30, 2008.

TRANSACTIONS WITH RELATED PERSONS

From July 1, 2007 to the present, there have been no (and there are no currently proposed) transactions in which ShoreTel was (or is to be) a participant and the amount involved exceeded $120,000 and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for our named executive officers and directors and compensation arrangements with our other executive officers not required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission.

ShoreTel has adopted and maintains a code of conduct and ethics that applies to all directors, executive officers and employees. The code covers matters that we believe are supportive of high standards of ethical business conduct, including those regarding legal compliance, conflicts of interest, insider trading, corporate opportunities, competition and fair dealing, maintenance of corporate books and records, gifts and entertainment, political contributions, international business laws, confidentiality, protection of company assets, public communications, special obligations applicable to our Chief Executive Officer and senior financial officers, and standards and procedures for compliance with the code. The code can be found under the heading “Corporate Governance” in the investor relations section of our website at www.shoretel.com.

The code does not distinguish between potential conflict of interest transactions involving directors or executive officers and those involving other employees. It notes that all covered persons are expected to avoid conflicts of interest. The code provides some examples of activities that could involve conflicts of interest, including aiding our competitors, involvement with any business that does business with us or seeks to do so, owning a significant financial interest in a competitor or a business that does business with us or seeks to do so, soliciting or accepting payments or other preferential treatment from any person that does business with us or seeks to do so, taking personal advantage of corporate opportunities and transacting company business with a family member.

The code defines a “related party transaction” to mean any transaction that is required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission. The compliance officer under the code will conduct a review of all related party transactions for potential conflict of interest situations. Further, all related party transactions must be approved or ratified by our Audit Committee or another independent body of the Board. The code does not expressly set forth the standards that would be applied in reviewing, approving or ratifying transactions in which our directors, executive officers or 5% stockholders have a material interest. We expect that in connection with the review, approval or ratification of any such transaction, our compliance officer and Audit Committee or independent body of the Board will be provided with all material information then available regarding the transaction, the nature and extent of the director’s, executive officer’s or 5% stockholder’s interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. We expect that any such transaction would be approved or ratified only if our Audit Committee or independent body of the Board concluded in good faith that it was in our interest to proceed with it. We expect that that pre-approval will be sought for any such transaction when practicable, and when pre-approval is not obtained, for any such transaction to be submitted for ratification as promptly as practicable.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that ShoreTel specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management is responsible for ShoreTel’s internal controls and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of ShoreTel’s consolidated financial statements, and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, during fiscal year 2008, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, our independent registered public accounting firm. Management has represented to the Audit Committee that ShoreTel’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).

Deloitte & Touche LLP has also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with Deloitte & Touche LLP that independent registered public accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and Deloitte & Touche LLP and the Audit Committee’s review of the representations of management and the report of Deloitte & Touche LLP to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in ShoreTel’s Annual Report on Form 10-K for the year ended June 30, 2008 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Edward F. Thompson (Chair)

Kenneth D. Denman

Charles D. Kissner

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in ShoreTel’s Proxy Statement and form of proxy relating to ShoreTel’s annual meeting of stockholders to be held in 2009 must be received by the Secretary of ShoreTel at its principal executive offices no later than June 5, 2009. Stockholders wishing to bring a proposal before the annual meeting to be held in 2009 (but not include it in ShoreTel’s proxy materials) must provide written notice of such proposal to the Secretary of ShoreTel at the principal executive offices of ShoreTel between August 5, 2009 and September 4, 2009.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

ShoreTel invites its Board members to attend its annual stockholder meetings, but does not require attendance.

SECURITYHOLDER COMMUNICATIONS

Any securityholder of ShoreTel wishing to communicate with the Board may write to the Board at Board of Directors, c/o ShoreTel, 960 Stewart Drive, Sunnyvale, California 94085. An employee of ShoreTel, under the supervision of the Chairman of the Board, will forward these emails and letters directly to the Board. Securityholders may indicate in their email messages and letters if their communication is intended to be provided to certain director(s) only.

CODE OF CONDUCT AND ETHICS

ShoreTel has adopted a code of conduct and ethics that applies to ShoreTel’s directors, executive officers and employees, including its Chief Executive Officer and Chief Financial Officer. The code of conduct and ethics is available under the heading “Corporate Governance” in the investor relations section of ShoreTel’s website at www.shoretel.com.

OTHER MATTERS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

SHORETEL, INC.

000004

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

ADD 2

ADD 3

ADD 4

ADD 5

ADD 6

Using a black ink pen, mark your votes with an X as shown in this example.Please do not write outside the designated areas.X

C123456789

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time, on November 17, 2008.

Vote by Internet

Log on to the Internet and go to www.investorvote.com/SHOR

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Class II Directors: For Withhold For Withhold

01 - Edwin J. Basart 02 - Kenneth D. Denman +

For Against Abstain For Against Abstain

2. REAPPROVAL OF INTERNAL REVENUE CODE SECTION 162(M) LIMITS OF 2007 EQUITY INCENTIVE PLAN.

3. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS SHORETEL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

B Non-Voting Items

Change of Address — Please print new address below.Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T1 U P X 0 1 9 2 0 9 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#> 00YKNB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — SHORETEL, INC.

Annual Meeting of Stockholders – November 18, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael E. Healy and William P. Garvey, and each of them, as proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of stock of ShoreTel, Inc. which the undersigned is entitled to vote, as specified on the reverse side of this card, at the Annual Meeting of Stockholders of ShoreTel, Inc. to be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California, on Tuesday, November 18, 2008, at 4:00 p.m., Pacific Time, and at any adjournment or postponement thereof. When this Proxy is properly executed, the shares to which this Proxy relates will be voted as specified and, if no specification is made, will be voted for the Board of Directors nominees and for Proposal Nos. 2 and 3 and this Proxy authorizes the above designated proxies to vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this Proxy in the enclosed return envelope so that your shares may be represented at the meeting.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

(Continued and to be signed on reverse side)